Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS
FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2007
     Midlothian, Texas September 25, 2007 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2007.
Highlights
•	Revenues increased 2.1% over the same six months last year from approximately $296.8 million to approximately $302.9 million.

•	Print Segment revenues increased by 5.8% over the same six months last year, from $159.4 million to $168.7 million.
Financial Overview
     Our net sales decreased slightly over the quarter from $151.7 million for the three months ended August 31, 2006 to $150.1 million for the three months ended August 31, 2007. Our print sales for the quarter were $83.6 million, compared to $82.3 million for the same quarter last year. Our apparel sales for the quarter were $66.5 million, compared to $69.5 million for the same quarter last year. Overall our margins during the quarter increased from 25.2% to 25.7% for the three months ended August 31, 2006 and 2007, respectively. Our print margins increased from 24.9% to 27.8%, while our apparel margins decreased from 25.6% to 23.1%, for the three months ended August 31, 2006 and 2007, respectively. Net earnings for the quarter decreased slightly from $11.6 million for the three months ended August 31, 2006 to $11.1 million for the three months ended August 31, 2007. Our diluted earnings per share decreased from $.45 per share to $.43 per share for the three months ended August 31, 2006 and 2007, respectively.
     For the period, our net sales increased from $296.8 million for the six months ended August 31, 2006 to $302.9 million for the six months ended August 31, 2007. Our print sales for the six months ended August 31, 2007 were $168.7 million, compared to $159.4 million for the same period last year. Our apparel sales for the six months ended August 31, 2007 were $134.2 million, compared to $137.5 million for the same period last year. Print margins increased from 25.0% to 27.1%, while our apparel margins decreased from 26.4% to 23.4%, for the six months ended August 31, 2006 and 2007, respectively. Our net earnings for the period decreased from $23.0 million for the six months ended August 31, 2006 to $21.9 million for the six months ended August 31, 2007. Our diluted earnings per share decreased from $.89 per share to $.85 per share for the six months ended August 31, 2006 and 2007, respectively.
     The increase in the print sales for the period related primarily to the increased sales from our Block acquisition offset by the continued decline in our commercial print operations. Our apparel sales during the quarter and period continues to be impacted, as previously discussed, by our inventory levels in certain SKU’s and sizes at the beginning of the year which has hindered our ability to capture certain sales opportunities during the first six months of this year. While this has impacted sales to date, management believes the current inventory levels will allow apparel’s sales to return to more expected levels over the remainder of this fiscal year.
     The Company generated $22.8 million in EBITDA (earnings before interest, taxes, depreciation and amortization) during the quarter, compared to $24.5 million for the comparable quarter last year. For the six month period, the Company generated $45.3 million in EBITDA, compared to $48.8 million for the comparable period last year. Reconciliation of Non-GAAP to GAAP measure (dollars in thousands):

Reconciliation of Non-GAAP to GAAP measure (dollars in thousands):
	Three months ended		Six months ended
	August 31,		August 31,
	2007	2006	2007	2006

Earnings before income taxes	$17,680	$18,482	$34,817	$36,465
Interest expense	1,393	1,718	2,885	3,510
Depreciation/amortization	3,704	4,299	7,583	8,782

EBITDA (non-GAAP)	$22,777	$24,499	$45,285	$48,757

     Keith Walters, Chairman, President & CEO, commented by saying, “We are pleased with the year-to-date operational performance of our Print Segment as this is evidence of the effectiveness of our cost reduction programs implemented during the start of this fiscal year. While our Apparel Segment’s sales to date have been impacted by their beginning inventory levels in certain SKU’s and sizes, the current inventory levels should allow growth trends to return to expected levels. In addition, while margins are running lower than the previous year due to the additional costs associated with our Mexican cut/sew operations, as previously discussed, we now feel we have these costs realigned and proper processes in place so we would expect these also to return to more normalized levels. Overall, we feel good about the second half of our fiscal year, based on programs now in place at our Apparel Segment together with the current operational performance of the Print Segment.”

About Ennis
Ennis, Inc. (www.ennis.com) (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Printing Segment and Apparel Segment. The Printing Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:
Mr. Keith S. Walters, Chairman, Chief Executive Officer and President
Mr. Michael D. Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Six months ended
Condensed Operating Results	August 31,		August 31,
	2007	2006	2007	2006
Revenues	$150,086	$151,718	$302,860	$296,831
Cost of goods sold	111,466	113,477	225,673	220,775

Gross profit	38,620	38,241	77,187	76,056
Operating expenses	18,744	18,322	37,731	36,400

Operating income	19,876	19,919	39,456	39,656
Other expense	2,196	1,437	4,639	3,191
Income tax expense	6,542	6,839	12,883	13,492

Net earnings	$11,138	$11,643	$21,934	$22,973

Earnings per share
Basic	$0.44	$0.46	$0.86	$0.90

Diluted	$0.43	$0.45	$0.85	$0.89

Condensed Balance Sheet Information	August 31,	February 28,
	2007	2007

Current assets:
Cash	$3,530	$3,582
Accounts receivable, net	54,723	47,285
Inventories	95,096	85,696
Other	12,787	14,953

	166,136	151,516

Property, plant & equipment	59,423	63,057
Other	262,610	263,655

	$488,169	$478,228

Current liabilities
Current liabilities Accounts payable	$30,135	$25,597
Accrued expenses	21,489	22,998
Current portion of long-term debt	425	652

	52,049	49,247

Long-term debt	80,302	88,971
Deferred credits	23,871	23,607

Total liabilities	156,222	161,825

Shareholders’ equity	331,947	316,403

	$488,169	$478,228

	Six months ended
	August 31,
Condensed Cash Flow Information	2007	2006
Cash provided by operating activities	$17,489	$24,513
Cash used in investing activities	(1,750)	(16,643)
Cash used in financing activities	(15,844)	(7,867)
Effect of exchange rates on cash	53	9

Change in cash	(52)	12
Cash at beginning of period	3,582	13,860

Cash at end of period	$3,530	$13,872